Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-161199 and 333-153223) of Samson Oil & Gas Limited of our report dated 17 December 2010 relating to the financial statements for the fiscal years ended June 30, 2010 and June 30, 2009 which appear in this Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Perth, Australia
December 17, 2010